Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow
Jones, Investor Relations Service

January 29, 2010	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION DECLARES CASH DIVIDEND

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — The Board of Directors of Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) has declared a quarterly dividend of $0.06 per share. This dividend is unchanged from the dividend paid November 30, 2009 and represents a decrease of 50.0% from the dividend for the same period last year paid on February 27, 2009. The Company reported earnings per share, on a diluted basis, of $0.02 for the quarter ended December 31, 2009. Net income available to common shareholders was $406 thousand, after deducting $2.4 million in preferred stock dividends and discount accretion related to the redemption of the U.S. Treasury’s preferred stock investment. Excluding such items, net income was $2.8 million. Based on the closing price of the Company’s stock on January 27, 2010 ($12.80), the dividend yield is 1.88%. The dividend is payable on February 26, 2010 to shareholders of record as of February 16, 2010.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (6 locations in Washington, Front Royal, Middleburg, and Warrenton). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 30, 2009, the Company and First Market Bank announced the signing of an agreement, as amended on June 19, 2009, pursuant to which First Market Bank will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market Bank, a privately held federally chartered savings bank with over $1.3 billion in assets, operates 38 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, expected to occur on February 1, 2010, the Company will become the largest Virginia based community banking organization with approximately 94 branch locations and total assets of approximately $4.0 billion. On January 14, 2010, the Company announced that it received regulatory approval from the Federal Reserve Bank of Richmond to move forward with its acquisition of First Market Bank.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.